EXHIBIT 10.1

AMENDMENT NO. 3 TO THE DEFINITIVE AGREEMENT

(WOD MARKET)

THIS AMENDMENT NO. 3 TO THE DEFINITIVE AGREEMENT, dated as of January 8, 2018 (the “Amendment No. 3” or “Amendment”) by and among WOD MARKET LLC, a Colorado limited liability company (“WOD”), and WOD HOLDINGS INC., a Delaware corporation (“WODH”), and WOD RETAIL SOLUTIONS INC. f/k/a ELITE DATA SERVICES INC., a Florida corporation publicly-traded on the US Over-the-Counter (OTC) Stock Exchange (“Company”), and the individuals listed on the signature page hereto (together, the “Company Controlling Shareholders”). WOD, WODH and Company are each a “Party” and collectively referred to as the “Parties” herein below.

RECITALS

WHEREAS, on August 26, 2016, the Parties hereto executed that certain Definitive Agreement (the “Original Agreement”), pursuant to which the Company agreed to acquire one hundred percent (100%) of the ownership interest in WOD in the form of three (3) separate closings, subject to the following material terms and conditions:

(a) First Closing. On August 26, 2016 (the “First Closing” or “Initial Closing”), the Company would acquire a total of twenty percent (20%) of the ownership interest of WOD in an equity exchange in which the WOD Members would exchange a total of 200 units of membership interests (the “WOD Units”) to the Company in exchange for a total of 100,000 shares of Series B Preferred Stock of the Company (the Series B Preferred Stock of the Company to be issued pursuant to this transaction, in the aggregate is referred to as the “New Company Shares”).

In addition, within two (2) business days after the Initial Closing, WOD would advance a total of Forty Thousand Dollars ($40,000) to Company for the purposes of funding the completion of Company’s audit and SEC filing of Form 10K for the period ending December 31, 2015, Form 10Q for period ending March 31, 2016, Form 10Q for period ending June 30, 2016, and other documentation required for Company to become a compliant and fully reporting public company (the “Interim Financing”), secured by two (2) separately executed Convertible Redeemable Notes (“WOD Notes”).

Further, as a condition of the execution of Original Agreement, Company agreed to immediately, as of August 26, 2016, initiate a reverse split of 1:1000 of Company’s Common Stock (the “Reverse Split”), pursuant to the prior approval received by Company from the holders of majority of Company’s outstanding capital stock, as described in the Schedule 14C filed with the SEC on September 23, 2015. The effective date of the reverse split is subject to final approval of FINRA. Subject to the completion of the Reverse Split, the certain controlling shareholders of the Company agreed to exchange and cancel a total of 1,000,000 shares of Series B Preferred Stock (500,000 each by Dr. Ricketts and Mr. Antol) for a total of 25,000,000 shares of Common Stock of the Company to be issued post the date the Reverse Split is effective.

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(b) Second Closing. On or before September 15, 2016 (the “Second Closing”), the Company would acquire an additional twenty percent (20%) of the ownership interest of WOD in an equity exchange in which the WOD Members would exchange 200 WOD Units to the Company in exchange for an additional 100,000 New Company Shares, issued by the Company to the WOD Members pro rata.

In addition, the Second Closing would be contingent upon Company completing all necessary corporate actions to effect any and all outstanding Company corporate matters, including, but not limited to, SEC filing of Form 10K for the period ending December 31, 2015, Form 10Q for period ending March 31, 2016, Form 10Q for period ending June 30, 2016, and other documentation required for Company to become a compliant and fully reporting public company (the “SEC Filing”).

(c) Third Closing. On or before October 15, 2016 (the “Third Closing”), the Company would acquire the remaining sixty percent (60%) of the ownership interest of WOD an equity exchange in which the WOD Members would exchange a total of 600 WOD Units to the Company in exchange for a total of 14,800,000 New Company Shares.

In addition, the Third Closing would be contingent upon WOD completing all necessary corporate actions to effect any and all outstanding WOD corporate matters, including, but not limited to, two years of audit financials for period ending December 31, 2014 and December 31, 2015, and interim reviewed financial for periods ending March 31, 2016, and June 30, 2016, including interim reviewed financial for period ending September 30, 2016, in accordance with US GAAP (the “Books and Records”), in form acceptable to Company and its auditors. Separately, Company must be current with all federal tax return filings for periods ending 2013, 2014 and 2015 on or before the Third Closing.

WHEREAS, on January 10, 2017, the Company and the members of (the “WOD Members”) WOD Market LLC, a Colorado limited liability company (“WOD”), executed Amendment No. 1 to the Definitive Agreement (the “WOD Amendment No.1”), pursuant to which the Company agreed to extend the second closing date from on or about September 15, 2016 to on or about March 31, 2017, and further extend the third and final closing date from on or about October 15, 2016 to on or about June 30, 2017, respectively.

In addition, the WOD Amendment No.1 included the resignations and appointments of certain officers and directors of the Company, which were originally closing conditions of the second and third and final closings, respectively as set forth in the original Definitive Agreement. Pursuant to such resignations, the parties further accepted and agreed to the termination of the contractor agreement with Dr. James G. Ricketts as the Chairman and VP of Investor Relations of Company in exchange for the Ricketts Settlement Agreement, and the termination of the contractor agreement with Mr. Antol as the Chief Financial Officer, Secretary and Treasurer, in exchange for the Antol Settlement Agreement.

Further, Dr. James G. Ricketts and Stephen Antol, separately, agreed to each cancel a total of 500,000 shares of Series B Preferred Stock of the Company, totaling 1,000,000 shares in the aggregate, returning such shares to the Company’s treasury, and thus rendering the share exchange contemplated in the original Definitive Agreement null and void. Separately, the Parties agreed to execution of the Rimlinger Settlement Agreement.

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WHEREAS, on March 15, 2017, the Company, WOD and WODH executed Amendment No. 2 to the Definitive Agreement (the “Amendment No.2”), pursuant to which the Parties agreed to further amend and restate certain terms of the Original Agreement, Amendment No. 1 and Amendment No. 2, as follows:

1. Amended and Restated definition of Second Closing and Third and Final Closing in the Original Agreement. The definition of Second Closing and Third and Final Closing in the Original Agreement were amended and restated as follows:

“Second Closing shall be amended and replaced with the meaning of Subsequent Closings, as described and set forth in Schedule 1.1, as amended.”

“Third and Final Closing shall be amended and replaced with the meaning of Subsequent Closings, representing a closing on the Controlling Equity Ownership, as described and set forth in Schedule 1.1, as amended.”

2. Amended and Restated Section 1.1 of the Original Agreement. Section 1.1 of the Original Agreement was amended and restated as follows:

“Section 1.1 Acquisition of WOD. Upon the terms and subject to the conditions set forth in this Agreement, Company shall acquire, from the WOD Controlling Member(s), a certain percentage of the ownership interest in WOD (the “Equity Ownership”), equal to not less than sixty percent (60%) of the total Equity Ownership (the “Controlling Equity Ownership”), in a series of closings in the form of one or more capital contributions and equity exchanges, upon which WOD shall become a controlled subsidiary of Company, after the closing on the Controlling Equity Ownership has occurred, as described and set forth in Schedule 1.1 hereto.”

3. Amended and Restated Section 1.2 of the Original Agreement. Section 1.2 of the Original Agreement shall be amended and restated as follows:

Section 1.2 Agreement to Exchange WOD Units for New Company Shares. Pursuant to Section 1.1 hereinabove, (i) WOD shall assign, transfer, convey and deliver the WOD Units to Company; and in consideration and exchange therefor, Company shall; (ii) issue and deliver the New Company Shares into Trust (as hereinafter defined), in such amounts as described and set forth inSchedule 1.2 hereto (collectively referred to as the “Equity Exchange(s)”).

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4. Amended and Restated Section 8.2(d) of the Original Agreement. Section 8.2(d) of the Original Agreement was amended and restated as follows:

“(d) By either Company or WOD, if the closing on the Controlling Equity Ownership shall not have consummated before December 31, 2018; provided, however, that this Agreement may be extended by written notice of either WOD or Company if such closing shall not have consummated as a result of WOD or Company having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 8.2(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date;”

5. Amended and Restated second paragraph of Section 8.3 of the Original Agreement. The second paragraph of Section 8.3 of the Original Agreement was amended and restated as follows:

“Notwithstanding the foregoing, on the date of termination, WOD Controlling Members shall have the right to either (a) request the delivery of the proportional New Company Shares represented by the Equity Exchanges, held in Trust (as hereinafter defined), in which Company shall retain any and all ownership interest in WOD Units owned and held as of such date, or (b) forfeit any and all proportional New Company Shares held in Trust (as hereinafter defined), representing the Equity Exchanges as of such date, and request Company to return all WOD Units owned and held as of such date, first Initial Shares for Initial Closing Units, and then, in exchange for a payment from WOD or WOD Controlling Members, at the sole discretion of Company, in the form of either (i) a cash payment equal to two times (2x) the amount of the aggregate total of all Additional Capital Contributions (as defined in Schedule 1.1 herein) made by Company as of such date, or (ii) a stock payment equal to two and one half times (2.5x) the amount of the aggregate total of all Additional Capital Contributions (as defined in Schedule 1.1 herein) made by Company as of such date, to be issued in a parent entity of WOD, if such exists at the time, at a per share price and type of securities mutually determined at such time. Separately, Company shall be required to repay any outstanding balance of Interim Financings provided by WOD as set forth in Schedule 1.4(c) herein. Upon the completion of a termination, neither party shall have any further obligations to the other thereafter, except as otherwise provided for herein in this Agreement.”

6. Amended and Restated Section 1.4(b) of Schedule 1.4 of the Original Agreement. Section 1.4(b) of Schedule 1.4 of the Original Agreement is amended and restated as follows:

“(b) Books and Records. On or before the next Subsequent Closing after the First Closing as set forth in Schedule 1.1 herein, Company shall complete all necessary corporate actions to effect any and all outstanding Company corporate matters, including, but not limited to, SEC filing of Form 10K for the period ending December 31, 2015, Form 10Q for period ending March 31, 2016, Form 10Q for period ending June 30, 2016, and other documentation required for Company to become a compliant and fully reporting public company (the “ SEC Filing ”), and on or before a Subsequent Closing related to the Second Capital Threshold as set forth in Schedule 1.1 herein, WOD shall complete all necessary corporate actions to effect any and all outstanding WOD corporate matters, including, but not limited to, two years of audit financials for period ending December 31, 2014, December 31, 2015, and December 31, 2016, including any other applicable year end audit, and interim reviewed financials for period ending the most recent financial quarter in the applicable year, in accordance with US GAAP (the “ Books and Records ”), in form acceptable to Company and its auditors. Separately, Company must be current with all federal tax return filings for periods ending 2013, 2014, 2015, 2016 and any other applicable year on or before a Subsequent Closing related to the Second Capital Threshold.”

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7. Amended and Restated Schedules. Schedules 1.1 and 1.2 of the Original Agreement shall be amended and restated, as more fully described in Exhibit I, attached hereto and incorporated by reference as being a part of the Original Agreement, as amended.

8. Amendment to Officer and Director Appointments and Resignations. Schedule 1.4(c) of the Original Agreement, as amended, is hereby amended further to reflect the resignation of Sarah Myers as the Secretary, Treasurer and Director of the Company, and the concurrent new appointment of Richard Phillips as the Secretary and Treasurer, in addition to his current position as a member of the Board of Directors of the Company, effective immediately.

9. Amendment to add a new Section 1.4(g) to Schedule 1.4 of the Original Agreement related to New Contractor Agreements. Schedule 1.4 of the Original Agreement is hereby amended to include the addition of Section 1.4(g) related to new contractor agreements as follows:

“(g) New Contractor Agreements. As a condition of the First Closing, as amended, Company has agreed to the execution of two (2) new contractor agreements: (A) Brenton Mix, as Chief Executive Officer and Chief Financial Officer of Company, and (B) Richard Phillips, as the Secretary and Treasurer of Company.”

WHEREAS, the Parties hereto wish to further amend and restate certain provisions of the Original Agreement, Amendment No. 1, and Amendment No. 2 (collectively hereinafter referred to as the “Prior Amendments”), as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the Parties hereby agree as follows:

1. Defined Terms. Unless otherwise indicated herein, all terms, which are capitalized, but are not otherwise defined herein, shall have the meaning ascribed to them in the Original Agreement and the Prior Amendments.

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2. Effective Date. The Effective Date of this Amendment shall be retroactive as of March 14, 2017 (the “Effective Date”), with the same full force and effect as if executed on such date.

3. Amended Defined Terms.

(a) The defined term “DEAC” shall be replaced with “Company” as referenced in the Original Agreement, and Prior Amendments, in the relation to WOD Retail Solutions Inc. f/k/a Elite Data Services Inc.

(b) The defined term “Controlling Members” as referenced in the Original Agreement, and Prior Amendments, in the relation to the controlling ownership interest of WOD shall be amended to have the meaning “WODH” and not the Brenton Mix (“Mix”) and Taryn Watson (“Watson”) personally, pursuant to the Agreement and Plan of Reorganization (the “Reorg. Agreement”) dated March 7, 2017, in which Mix and Watson, the former controlling members, jointly and severally, transferred one hundred percent (100%) of their collective ownership interest in WOD to WODH, and thus relinquishing personal controlled of the ownership interest in WOD on such date, prior the Effective Date; the same date of execution of the JV Agreement.

4. Amended and Restated definition of Second Closing and Third and Final Closing in the Original Agreement. The definition of Second Closing and Third and Final Closing in the Original Agreement and in the Prior Amendments are hereby amended and restated as follows:

“Second Closing (also referred to herein as the Final Closing) shall be amended and replaced with the meaning of Final Closing, representing a closing on the Controlling Equity Ownership, as described and set forth in Schedule 1.1, as amended.”

5. Amended and Restated Section 1.1 of the Original Agreement. Section 1.1 of the Original Agreement and Prior Amendments are hereby amended and restated as follows:

“Section 1.1 Acquisition of WOD. Upon the terms and subject to the conditions set forth in this Agreement, Company shall acquire, from WODH, a certain percentage of the ownership interest in WOD (the “Equity Ownership”), equal to not less than sixty percent (60%) of the total Equity Ownership (the “Controlling Equity Ownership”), in two (2) separate closings, upon which WOD shall become a controlled subsidiary of Company, after the closing on the Controlling Equity Ownership has occurred, as described and set forth in Schedule 1.1 hereto.”

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6. Amended and Restated Section 8.2(d) of the Original Agreement. Section 8.2(d) of the Original Agreement and Prior Amendments are hereby amended and restated as follows:

“(d) By either Company or WODH, if the closing on the Controlling Equity Ownership shall not have consummated before December 31, 2018; provided, however, that this Agreement may be extended by written mutual consent of Company and WODH, if such closing shall not have consummated as a result of Company or WODH having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 8.2(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date;”

7. Amended and Restated second paragraph of Section 8.3 of the Original Agreement. The second paragraph of Section 8.3 of the Original Agreement and the Prior Amendments are hereby amended and restated as follows:

“Notwithstanding the foregoing, on the date of termination, WODH shall have the right to either (a) request the conversion of a portion or the entire outstanding Principal Balance of the Note issued by WOD to Company into a proportional amount of WOD Units, in exchange for the delivery of the proportional New Company Shares represented by the Equity Exchanges, held in Trust (as hereinafter defined), in which Company shall retain any and all ownership interest in WOD Units owned and held as of such date (after the Note conversion), or (b) forfeit any and all proportional New Company Shares held in Trust (as hereinafter defined), and request Company to return all WOD Units owned and held as of such date, in exchange for a stock payment from WODH in an amount equal to the combined total of both (i) the outstanding Principal Balance of the Note owed to Company at such time, and (ii) a total of Two Hundred Dollars (USD $200,000) for the repurchase of the 200 WOD Units held by Company from the First Closing (the “Total Repayment Amount”), payable in a certain number of shares of common stock of WODH (the “WODH Common Stock”) equal to the Total Repayment Amount divided by the greater of $5.00 per share or the share price of the most recent offering of equity in WODH (e.g. $1,000,000 of Total Repayment Amount divided by $5.00 per share (the most recent offering price) = 200,000 shares of WODH Common Stock (as defined in Schedule 1.1 herein). Separately, Company shall still be required to repay any outstanding balance of Interim Financings provided by WOD as set forth in Schedule 1.4(c) herein. Upon the completion of a termination, neither party shall have any further obligations to the other thereafter, except as otherwise provided for herein in this Agreement.”

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8. Amended and Restated Section 1.4(b) of Schedule 1.4 of the Original Agreement. Section 1.4(b) of Schedule 1.4 of the Original Agreement is hereby amended and restated as follows:

“(b) Books and Records. On or before the Final Closing as set forth in Schedule 1.1 herein, Company shall complete all necessary corporate actions to effect any and all outstanding Company corporate matters, including, but not limited to, SEC filing of Form 10K for the period ending December 31, 2017, and, all applicable Form 10Q for period ending March 31, 2018, Form 10Q for period ending June 30, 2018, Form 10Q for period ending September 30, 2018, and other documentation required for Company to be a compliant and fully reporting public company (the “ SEC Filing ”), and WOD shall complete all necessary corporate actions to effect any and all outstanding WOD corporate matters, including, but not limited to, two (2) years of audit financials for period ending December 31, 2016, and December 31, 2017, and interim unaudited financial statement for the period ending the most recent financial quarter in 2018 prior to the Final Closing, in accordance with US GAAP (the “Books and Records”), in form acceptable to Company and its auditors. Separately, Company must be current with all federal tax return filings for periods ending 2013, 2014, 2015, 2016, 2017 and any other applicable year, and WOD must be current with all federal tax return filings.

9. Amended and Restated Schedules. Schedules 1.1 and 1.2 of the Original Agreement, as amended by the Prior Amendments shall be further amended and restated, as more fully described in Exhibit I, attached hereto and incorporated by reference as being a part of the Original Agreement, as amended.

10. Amendment to Joint Venture Agreement. The Joint Venture Agreement (the “Original JV Agreement”) shall be amended to reflect the applicable amendments set forth in this Amendment (the “Amendment No. 1 to JV Agreement”).

11. Prior Approval and Consent. The Parties, jointly and severely, do hereby provide prior written approval and consent in advance to certain financing activities, as follows:

(a) Company. The Company is permitted to engage in a series of debt and/or equity financings at its sole discretion in order to obtain the required funding needed to provide Additional Capital Contributions to WOD, pursuant to Schedule 1.1(iii) of Exhibit I hereto; and

(b) WOD. WOD is permitted to engage in a series of debt financings only at its sole discretion in order to obtain the required funding to expand the business, if Company and/or WODH is unable to provide additional working capital needed to operate the business; and

(c) WODH. WODH is permitted to engage in a series of debt and/or equity financings at its sole discretion in order to obtain the required funding needed to advance funding to WOD in the event the Company is unable to provide Additional Capital Contributions to WOD, pursuant to Schedule 1.1(iii) of Exhibit I hereto, and/or WOD is unable to obtain debt financing directly.

Notwithstanding the forgoing, any and all financing activities commenced by any of the Parties shall not violate or create a default in the terms of Original Agreement, Prior Amendments, this Amendment and the Amendment No. 1 to JV Agreement or in any way assign, sell, transfer, encumber or pledge the equity of WOD. If funding is provided by WODH, such advances shall be in the form of loans to the WOD under generally accepted lending practices and terms.

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12. Ratifications; Inconsistent Provisions Except as otherwise expressly provided herein, the Original Agreement and Prior Amendments, are, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date: (i) all references in the Original Agreement and Prior Amendments to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Original Agreement and Prior Amendments shall mean the Original Agreement and Prior Amendments as amended by this Amendment and (ii) all references such as “thereto”, “thereof”, “thereunder” or words of like import referring to the Original Agreement and Prior Amendments shall mean the Original Agreement and Prior Amendments as amended by this Amendment. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Original Agreement and Prior Amendments, and this Amendment, the provisions of this Amendment shall control and be binding.

13. Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

[Signature Page to Follow on Next Page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

WOD Retail Solutions, Inc.

f/k/a Elite Data Services Inc.

A Florida corporation

By:	/s/ Brenton Mix
Brenton Mix
Chief Executive Officer

WOD

WOD MARKET LLC

A Colorado limited liability company

By:	/s/ Taryn Watson
Taryn Watson
Manager

And,

WODH

WODH HOLDINGS INC.

A Delaware corporation

By:	/s/ Taryn Watson
Taryn Watson
President

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EXHIBIT I

Amended and Restated Schedules

Schedules

Schedules 1.1 and 1.2

Schedule 1.1 Acquisition of WOD.

Pursuant to Section 1.1 of the Original Agreement, as amended, Company shall acquire, from the WODH, a certain percentage of the ownership interest in WOD (the “WOD Equity Ownership”), in the form of units of Membership Interest (the “WOD Units”), equal to not less than sixty percent (60%) of the total WOD Equity Ownership (600 WOD Units), also referred to as (the “Controlling Equity Ownership”), under the following terms and conditions:

(a)  First Closing. The first (or initial) closing, which occurred on March 14, 2017 (the “First Closing”), Company and WODH (each a “Partner” and collectively referred to as the “Partners”), as equity partners, established a Joint Venture arrangement (the “Joint Venture”), pursuant to the terms of that certain Joint Venture Agreement (the “JV Agreement”), dated on same date therewith. Pursuant to Amendment No.1 to the JV Agreement (the “JV Amendment”), in the form attached hereto as Exhibit 1, the Parties agreed to certain amended terms, including, but not limited to, the abbreviated terms described herein below:

(i)  Joint Venture Purpose and Scope. The primary purpose of the Joint Venture is to further develop and manage the current business of WOD, as a provider of intelligent retail solutions for gym owners and coaches, including the management of retail sales, up front inventory purchases, ongoing inventory management, payments, marketing, and related services.

(ii)  Equity Ownership. WOD shall be owned initially by the Partners in the form of Equity Ownership, as follows: (i) 800 WOD Units, representing a total of eighty percent (80%) held by WODH, and (ii) 200 WOD Units, representing a total of twenty percent (20%) held by Company, pursuant to Schedule 1.2 herein below.

(iii)  Additional Capital Contributions. During the term of JV Agreement, Company shall provide additional capital contributions (the “Additional Capital Contributions”) to the Joint Venture in the form of cash advances, pursuant to the terms of the Loan Agreement, attached as Exhibit I to the JV Amendment, for the purposes of providing growth capital for WOD.

The Loan Agreement establishes for a period ending December 31, 2018, or on a date mutually agreed to by the Parties (the “Due Date”, also referred to as the Second or Final Closing in this Schedule 1.1) a line of credit (the “Credit Line”) for WOD in the principal amount of Eight Million Dollars (USD $8,000,000) (the “Credit Limit”) as described herein. In connection herewith, Borrower shall execute and deliver to Company a Convertible Note (the “Note”) in the amount of the Credit Limit, attached as Exhibit I-1 to the Loan Agreement, satisfactory to Company. All sums advanced on the Credit Line, pursuant to the terms of this Loan Agreement shall become part of the principal amount of said Note.

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On the Due Date (also referred to as the Final Closing) and subject to the Company completing advances of not less than a total of Four Million Dollars (USD $4,000,000) in the aggregate under the Note (the “Min. Advance Threshold”), the outstanding Principal Balance of the Note shall automatically convert into equity ownership of WOD equal to one WOD Unit for each Ten Thousand Dollars (USD $10,000) of advances made to WOD by Company on the Credit Line (the “Note Conversion”), pursuant to Schedule 1.2 below, equal to not less than a total of sixty percent (60%) of the ownership interest of WOD, the Controlling Equity Ownership, as defined in this Schedule 1.1 hereinabove.

(iv)  Equity Exchanges. As a condition of Company’s option (or right) to provide Additional Capital Contributions under terms of the Loan Agreement, as set forth in Section 1.1(a)(iii) herein, the Partners have mutually agreed to in advance to the exchange of a certain number of WOD Units for a certain number of shares of Series B Preferred Stock and Common Stock of Company, collectively referred to as (the “Equity Exchanges”), pursuant to Schedule 1.2 herein.

(b)  Closings. A series of two (2) separate closings (each referred to as the Closing herein) shall occur with the First Closing on the Effective Date hereof, and the Second and Final Closing on the Due Date, if Company has completed all required advances on the Loan Agreement which exceeds the Min. Advance Threshold, which would trigger the Note Conversion and the proportional Equity Exchanges, as set forth in Schedule 1.2 herein. Upon the Second and Final Closing, the JV Agreement shall also be terminated, and WOD would become a controlled Company subsidiary.

Schedule 1.2 Agreement to Exchange WOD Units for New Company Shares.

Pursuant to the Closings set forth in Schedule 1.1 hereinabove, (i) WOD shall assign, transfer, convey and deliver the WOD Units to Company, and in consideration and exchange therefore, Company shall (ii) issue and deliver the New Company Shares (as hereinafter defined) into Trust (as hereinafter defined), in such amounts as described and set forth below:

(a)  Company. Upon the execution of this Agreement, Company shall issue and deliver into Trust, pursuant to the terms of the Vesting Trust Agreement (the “Trust Agreement”), attached hereto as Exhibit 2, a total of 250,000 shares of Series B Preferred Stock of Company (the “Series B Shares”), at par value of $0.0001, and 25,000,000 shares of Company Stock of Company (the “Common Shares”), at par value of $0.0001, post reverse split of its Common Stock up to 1:10,000 (the “Reverse Split”), pursuant to Form 14c Def filed with the SEC on August 29, 2017 (the “New Company Shares”), of which a total of 50,000 Series B Shares and 5,000,000 Common Shares, respectively represents the proportional number of New Company Shares attributable to the First Closing (the “Initial Shares”); and

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(b)  WOD. Upon the execution of this Agreement, the WODH shall assign, transfer, convey, and deliver to Company a total of 200 WOD Units, representing a total of twenty percent (20%) of the ownership interest in WOD, which represents the WOD Units attributable to the First Closing (the “Initial Units”).

In the event Company provides Additional Capital Contributions to the WOD, pursuant to the terms of the Loan Agreement, and as set forth in Schedule 1.1(a)(iii) hereinabove, and a Second and Final Closing occurs, including the conversion of not less than Min. Advance Threshold, then Company and WODH shall be entitled to Equity Exchanges, equal to: (x) one (1) WOD Unit assigned and transferred to Company from WODH, for (y) two hundred fifty (250) shares of Series B Preferred Stock of Company, and twenty-five thousand (25,000) shares of Common Stock of Company, earmarked to WODH, from the total of all the New Company Shares held in Trust for the benefit of WODH, up to the Min. Advance Threshold.

(e.g. If a total of $4,000,000 in additional capital contributions in the aggregate, was provided by Company, then WODH would assign and transfer to Company a total of 400 WOD Units, representing forty percent (40%) of Equity Ownership, it held at such time, in exchange for a total of 100,000 shares of Series B Preferred and 10,000,000 shares of Common Stock, post Reverse Split held in Trust for the benefit of WODH.)

Notwithstanding the foregoing, if the Min. Advance Threshold achieved and the Second and Final Closing occurs, the Company and WODH may decide to complete Equity Exchanges up to a total of 1000 WOD Units (or 100% ownership interest) to Company and 250,000 Series B Shares and 25,000,000 Common Shares, representing all the New Company Shares held in Trust, as mutually agreed to by the parties in writing.

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